Exhibit 10.4

Non-Competition and Confidentiality Agreement

This Agreement is made and entered into on or about March 30, 2009 (exact date to be determined), between SRI Surgical (referred to as “SRI”) and William Braun (referred to as “Employee”).

SRI and Employee enter into this Agreement with the following understandings:

A.	SRI is engaged in the business of supplying hospitals and surgery centers with reusable surgical apparel, linens, stainless steel basins, surgical instruments, disposable packs as well as providing on-site customer processing services and consultation.

B.	SRI maintains confidential and trade secret information which is critical to the operation and competitiveness of its business. This information includes, but is not limited to, information about SRI’s customers and customer lists, files containing accounting data, engineering data, inventions, processes, formulas, drawings, blueprints, costs, research, marketing information, production information, sales, sales plans and methods, supply sources, pricing, quotations, employee compensation and other confidential information, data banks and files, and computer aided design and drafting programs. This trade secret and confidential information is referred to in this Agreement as “Confidential Information.” SRI’s customers include persons, firms, corporation and other entities that lease/purchase the goods and services sold or provided by SRI, have leased/purchased such goods and services in the past, or are potential lessors/purchasers of such goods and services in the future.

C.	SRI will invest substantial time and resources in the development, training and support of the Employee.

D.	SRI will necessarily, in the course of the Employee’s employment, provide the employee with access to SRI’s Confidential Information to enable the Employee to perform the duties of his or her employment.

E.	The Employee understands and agrees that SRI has a reasonable expectation that the Employee will not compete against SRI or work for any business competing against SRI during Employee’s employment with SRI for a reasonable period of time after the termination of Employee’s employment with SRI, and Employee will not disclose or make use of any of SRI’s confidential information (except as authorized by SRI) at any time, because Employee would gain a competitive advantage through both Employee’s employment with SRI and through Employee’s access to SRI’s Confidential Information.

F.	SRI and the Employee agree that substantial and irreparable loss and damage will be suffered by SRI in the event that the Employee breaches this Agreement.

SRI and Employee agree as follows:

1. Employment: SRI employs the Employee, and the Employee accepts employment with SRI under the terms and at the compensation mutually agreed upon by the parties. These terms may be changed by the parties from time to time. The Employee shall devote Employee’s entire working time and complete efforts to SRI’s business. SRI may terminate the Employee’s employment at will or in accordance with applicable state law and Employee may resign at will.

Non-Competition and Confidentiality Agreement (cont’d)

2. Covenants:

(a) Non-Competition: Employee shall not during employment with SRI and for eighteen (18) months after Employee’s termination of employment or resignation compete with SRI. To “compete” means (i) to directly or indirectly establish or aid in establishing, or have effective control over any business competitive with SRI’s business; or (ii) to become associated with or render services as an employee, independent contractor, consultant or otherwise, to any person, firm, corporation or other entity engaged in any business competitive with SRI’s business. Mere ownership of less than one percent (1%) of the outstanding common stock of a corporation competitive with SRI’s business whose stock is traded on any major United States stock exchange or on the over-the-counter market shall not be considered as a violation of this Agreement. For purpose of this section 2(a), “any business competitive with SRI’s business” shall mean a business or hospital sterile processing center which competes with the facility or office of SRI by which the Employee was employed.

(b) Non-Solicitation: At all times during Employee’s employment and after Employee’s termination of employment or resignation, Employee shall keep all information about SRI’s customers confidential and secret and shall not disclose or use that information in any manner, either directly or indirectly, orally or in writing or otherwise, to any person, firm, corporation, or other entity. Furthermore, during Employee’s employment and for eighteen (18) months after the termination of Employee’s employment or Employee’s resignation, the Employee shall not solicit the trade of any of the persons, firms, corporations or other entities who are SRI’s customers, for or on behalf of Employee (if Employee is competing with SRI) or any person, firm, corporation or other entity that is in competition for SRI’s business. For purpose of this section 2(b), “any business competitive with SRI’s business” shall mean a business or hospital sterile processing center which competes with the facility or office of SRI by which the Employee was employed.

(c) Non-Inducement: During Employee’s employment and for eighteen (18) months after the termination of Employee’s employment or Employee’s resignation, the Employee shall not, directly or indirectly, induce or attempt to induce any present or former employee of SRI to gain or seek employment with any person or business in competition with SRI.

(d) Non-Disclosure: At all times during Employee’s employment and after the termination of Employee’s employment or Employee’s resignation, Employee shall protect and guard SRI’s Confidential Information. Employee shall not at any time, directly or indirectly, disclose to any person, firm, corporation or other entity, or use for Employee’s own purposes any Confidential Information, regardless of how it is acquired, except as Employee’s use of the Confidential Information may be authorized by SRI.

(e) Reporting to the Company: Employee agrees to render to SRI such reports of Employee’s business activities for SRI during Employee’s employment as SRI may request. Employee shall promptly communicate and disclose to SRI all information, observations and data obtained by Employee in the course of Employee’s employment. Upon termination of employment, Employee shall promptly deliver to SRI, without retaining any copies, all memoranda, diaries, notes, records, sketches, plans, specifications, or other documents or things containing Confidential Information developed or obtained by Employee.

(f) Inventions and Discoveries: Any and all inventions and discoveries, whether or not patentable, which Employee may conceive or make, either alone or in conjunction with others, during Employee’s employment and relating to SRI’s business shall be the exclusive property of SRI. Furthermore, Employee shall, upon the request of SRI and without further compensation or consideration, but at the expense of SRI, promptly execute and assign any and all applications, assignments and other instruments which SRI shall deem necessary in order to apply for and obtain letters patent of the United States and foreign countries for those inventions and discoveries, and in order to assign and convey to SRI or its nominee the sole and exclusive right, title and interest in and to those inventions, discoveries or any applications or patents upon them.

Non-Competition and Confidentiality Agreement (cont’d)

3. Non-Disparagement: Employee agrees not to make any disparaging statements about SRI or its officers, agents or employees during Employee’s employment and after the termination of Employee’s employment or Employee’s resignation.

4. Minimum Restrictions Necessary; Severability: If a court of competent jurisdiction determines that any of the provisions of this Agreement are unenforceable for any reason, each such provision shall be deemed to be modified in a manner to render it enforceable and each provision, as modified, shall then be fully enforceable as though set forth in this Agreement. Any such modification shall not affect the other provisions or clauses of this Agreement in any respect. The invalidity or unenforceability of any provision or clause of this Agreement shall not affect the continued validity or enforceability of any other provision or clause in this Agreement, and this Agreement shall be construed in all respects as if any invalid or unenforceable provision or clause was omitted.

5. Company’s Remedies: SRI and Employee agree that the services to be rendered by Employee are special, unique and of an extraordinary character. Employee hereby acknowledges that: (i) the restrictions contained herein are reasonable and necessary in order to protect SRI’s legitimate business interests; (ii) any breach or violation thereof would result in irreparable injury to SRI; and (iii) the enforcement of a remedy by way of injunction would not prevent Employee from earning a living. Employee, therefore, acknowledges and agrees that, in the event that

Employee violates or breaches this Agreement, SRI is authorized and entitled to obtain, from any court of competent jurisdiction: (i) preliminary and permanent injunctive relief; (ii) an equitable accounting of all profits or benefits arising out of the violation or breach; (iii) direct, incidental and consequential damages to SRI arising from the violation or breach; and (iv) SRI’s attorneys’ fees and costs, all of which rights and remedies shall be cumulative and in addition to any other rights and remedies to which SRI may be entitled.

6. Representation and Warranty: Employee represents and warrants to SRI that Employee has not assumed any obligations or entered into any arrangements or contracts inconsistent or in conflict with those set out in this Agreement.

7. Modification and Waiver: No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless contained in writing specifically referring to this Agreement. The failure by SRI at any time to enforce any of the provisions of this Agreement, or to require performance by Employee of any of the provisions of this Agreement, shall in no way be construed to be a waiver of those provisions and shall not affect either the validity of any part of this Agreement or the right of SRI to enforce each and every provision of this Agreement.

8. Binding Effect: This Agreement shall be binding upon the inure to the benefit of SRI and any successor or assignee of SRI, including any corporation or other entity which may acquire all or substantially all of the assets of SRI, or into which SRI may be merged or consolidated. Any such successor shall be deemed substituted for SRI under the provisions of this Agreement. This Agreement shall be binding upon and inure to the benefit of Employee and Employee’s heirs, legal representatives and assigns, except that the Employee’s obligations to perform future services or employee’s rights to receive payment for those services are hereby expressly declared to be non-assignable and nontransferable.

9. Construction: Section headings are included in this Agreement solely for the convenience of reference and shall not be construed as a part of any section or modifying its contents.

Non-Competition and Confidentiality Agreement (cont’d)

10. Governing Law and Jurisdiction: This Agreement shall be governed by and construed under the laws of the State of Florida. SRI and Employee agree that this Agreement may be enforced in any court of competent jurisdiction in the State of Florida, which is SRI’s principal place of business, or in the state where Employee is employed or can be found, at the sole election of SRI.

EMPLOYEE	SRI Surgical

William J. Braun	/s/ Ray Reilly
Print Name	Ray Reilly
Vice President, Human Resources & Client Relations

/s/ William J. Braun
Signature